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                                                                   Exhibit 23(a)


                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement on Form S-8 of MoneyGram Payment Systems, Inc. for the registration of 1,200,000 shares of its common stock pertaining to its 1996 Stock Option Plan and 1996 Broad-Based Stock Option Plan of our report dated February 2, 1996 (except as to Notes 1 and 9, as to which the date is December 10, 1996) with respect to the financial statements of MoneyGram Payment Systems, Inc. included in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-228) and related Prospectus filed with the Securities and Exchange Commission.



                                       Ernst & Young LLP



Denver, Colorado
December 16, 1996